Exhibit 99.1

NEWS BULLETIN
    FROM:
 CalAmp Logo


FOR IMMEDIATE RELEASE

      CalAmp Reports Fiscal 2007 Fourth Quarter and Full-Year Results


OXNARD, Calif., May 17, 2007--CalAmp Corp. (Nasdaq: CAMP), a leading provider of wireless communications products, today reported results for its fiscal 2007 fourth quarter and full year ended February 28, 2007. Recent key business highlights include:

* Fourth quarter revenues of $57.0 million, GAAP earnings of $0.03 per diluted share and Adjusted Basis (non-GAAP) earnings of $0.08 per diluted share.

* Operating cash flow of $5.0 million in the fourth quarter.

* Acquisition in the fiscal 2008 first quarter of AirIQ's Vehicle Tracking business and SmartLink Radio Networks that significantly expanded CalAmp's wireless data communications business.

"The operating results we achieved in the fourth quarter were within our expectations," commented Fred Sturm, CalAmp's President and Chief Executive Officer. "I am pleased with our progress in growing CalAmp's position in the wireless data communications market. During fiscal 2007 we generated wireless datacom revenue of approximately $60 million. The acquisitions of SmartLink Radio Networks and AirIQ's Vehicle Tracking business after the end of fiscal 2007 further expand our addressable markets and have added key capabilities. These acquisitions also strengthen CalAmp's competitive position and enhance our future growth prospects in the wireless datacom market. Additionally, during the first quarter of fiscal 2008 we realigned our Products Division into two operating units - Wireless DataCom and Satellite. This new structure will provide greater focus on our growing wireless datacom business and provide our investors with greater visibility."

Mr. Sturm continued, "Our fourth quarter Direct Broadcast Satellite (DBS) equipment revenues of $37 million were essentially flat on a year-over-year basis and on a sequential quarter basis reflected the normal lower seasonal unit demand. The two products that we launched in our fiscal 2007 third quarter to support expanded HDTV programming offerings significantly contributed to our fiscal 2007 fourth quarter revenue, accounting for approximately 50% of DBS revenue for this period. We are encouraged by the recent successes of the DBS service providers to grow their HDTV subscriber bases. We believe this trend represents a long term growth opportunity for CalAmp's latest generation products that have higher average selling prices. We are, however, facing some challenges near term in our DBS business. We recently filed suit against one of our suppliers related to a material quality issue that has caused field performance issues on an older generation DBS product that we shipped during calendar years 2004 through 2006. We are working closely with our DBS customer to mitigate the impact of these performance issues and to identify and implement a corrective action plan. However, we expect that this matter will adversely affect our sales volume with this customer for fiscal 2008."

Fourth Quarter and Fiscal Year 2007 Results
-------------------------------------------
Total revenue for the fiscal 2007 fourth quarter was $57.0 million compared to $47.8 million for the fourth quarter of fiscal 2006. Growth in the Company's wireless data communications business, driven by the May 2006 acquisitions of Dataradio and the TechnoCom Mobile Resource
Management (MRM) product line, were partially offset by lower Solutions Division revenue in the latest quarter.

Net income for the fiscal 2007 fourth quarter was $0.7 million or $0.03 per diluted share compared to net income of $3.5 million or $0.15 per diluted share for the fourth quarter of last year. Adjusted Basis (non-
GAAP) net income for the fiscal 2007 fourth quarter was $1.9 million or $0.08 per diluted share compared to Adjusted Basis net income of $3.7 million or $0.15 per diluted share for the same period last year.
Adjusted Basis net income excludes the impact of amortization of intangible assets, stock-based compensation expense, write-off of acquired in-process research and development costs and impairment losses, each net of tax where applicable. A reconciliation of GAAP basis net income to Adjusted Basis net income is provided in the table at the end of this press release.

Gross profit for the fourth quarter of fiscal 2007 was $11.8 million, or 20.6% of revenues compared to $12.2 million or 25.5% of revenues for the same period last year. The reduction in gross profit and gross margin were primarily the result of a shift in DBS product mix, higher warranty costs and the Company's decision to incur higher freight costs on certain DBS products in order to meet customer requirements, partially offset by growth in the Company's higher-margin Wireless DataCom business.

For fiscal 2007 revenue was $222.3 million, up slightly from revenue of $217.5 million in fiscal 2006. Gross profit in fiscal 2007 was $49.4 million, which is 6% lower than gross profit of $52.7 million in fiscal 2006. The net loss for fiscal 2007 was $31.2 million or $1.34 per diluted share compared to net income of $14.6 million or $0.62 per diluted share in fiscal 2006. Adjusted Basis (non-GAAP) net income was $9.2 million or $0.39 per diluted share in fiscal 2007 compared to $15.8 million or $0.67 per diluted share in fiscal 2006.

Liquidity
---------
At February 28, 2007, the Company had total cash of $37.5 million, with $34.3 million in total outstanding debt. Net cash provided by operating activities was $5.0 million in the fiscal 2007 fourth quarter and $16.7 million for fiscal 2007 as a whole. Inventory was $25.7 million at the end of the fourth quarter, representing annualized turns of approximately 8 times. Accounts receivable outstanding at the end of the fourth quarter represents a 54 day average collection period. In March and April 2007 the Company used cash on hand in the aggregate amount of $27.1 million to consummate the acquisitions of AirIQ's Vehicle Tracking business and Smartlink Radio Networks.

Business Outlook
----------------
Commenting on the Company's business outlook, Mr. Sturm said, "Based on our current estimates, we anticipate fiscal 2008 first quarter consolidated revenues will be in the range of $44 to $47 million, with a net loss in the range of $0.06 to $0.09 per diluted share, which includes an estimated $1 million write-off of in-process research and development associated with the acquisition of Smartlink Radio Networks. Adjusted Basis (non-GAAP) net income for the first quarter, which excludes amortization of intangible assets, stock-based compensation expense and write-off of acquired research and development costs-each net of tax-is expected to be $0.00 to $0.02 per diluted share. Included in our first quarter estimates are revenue contributions from our wireless datacom business in the range of $21 million to $23 million."

Conference Call, Webcast and 10-K filing
----------------------------------------
A conference call and simultaneous webcast to discuss fiscal 2007 fourth quarter financial results and business outlook will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. The live webcast of the call is available on CalAmp's web site at www.calamp.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

CalAmp's President and CEO Fred Sturm and CFO Rick Vitelle will host the conference call. After the live webcast, a replay will remain available until the next quarterly conference call in the Investor Relations section of CalAmp's web site.

The reader is also referred to the Company's Annual Report on Form 10-K, filed today with the Securities and Exchange Commission.

About CalAmp Corp.
-----------------
CalAmp is a leading provider of wireless communications products that enable anytime/anywhere access to critical information, data and entertainment content. With comprehensive capabilities ranging from product design and development through volume production, CalAmp delivers cost-effective high quality solutions to a broad array of customers and end markets. CalAmp is the leading supplier of Direct Broadcast Satellite
(DBS) outdoor customer premise equipment to the U.S. satellite television market. The Company also provides wireless data communication solutions for the telemetry and asset tracking markets, private wireless networks, public safety communications and critical infrastructure and process control applications. For additional information, please visit the Company's website at www.calamp.com.

Forward-Looking Statement
-------------------------
Statements in this press release that are not historical in nature are forward-looking statements, which involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including general and industry economic conditions, product demand, increased competition, competitive pricing and continued pricing declines in the DBS market, the timing of customer approvals of new product designs, operating costs, the Company's ability to efficiently and cost-effectively integrate its acquired businesses, and other risks or uncertainties that are described in the Company's fiscal 2007 Annual Report on Form 10-K filed today with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


AT THE COMPANY:	              AT FINANCIAL RELATIONS BOARD:
Rick Vitelle	              Lasse Glassen
Chief Financial Officer	        General Information
(805) 987-9000	              (310) 854-8313
	                          lglassen@financialrelationsboard.com



                     -Financial Tables to Follow-

                                 CAL AMP CORP.
                        CONSOLIDATED STATEMENTS OF OPERATIONS
                 (Unaudited, in thousands except per share amounts)


                                    Three Months Ended        Year Ended
                                      February 28 (a)       February 28 (a)
                                   ------------------     ----------------
                                     2007      2006       2007        2006
                                    ------    ------     ------      ------
Revenues                           $57,000    $47,789    $222,339   $217,493

Cost of revenues                    45,239     35,620     172,938    164,747
                                   -------    -------     -------    -------

Gross profit                        11,761     12,169      49,401     52,746

Operating expenses:
  Research and development           4,559      1,967      15,015      9,109
  Selling                            2,767      1,381      10,157      6,963
  General and administrative         2,739      2,800      12,377     10,700
  Amortization of intangible assets  1,230        396       4,135      1,771
  Write-off of acquired in-process
   research and development              -        (10)      6,850        310
  Impairment loss                        -          -      29,848          -
                                    ------    -------     -------    -------
                                    11,295      6,534      78,382     28,853
                                    ------    -------     -------    -------
Operating income (loss)                466(b)   5,635     (28,981)(b) 23,893

Non-operating income (expense), net      -        305         574        536
                                    ------    -------     -------    -------

Income (loss) before income taxes      466      5,940     (28,407)    24,429

Income tax benefit (provision)         266     (2,475)     (2,781)    (9,867)
                                    ------    -------     -------    -------

Net income (loss)                  $   732    $ 3,465    $(31,188)  $ 14,562
                                    ======    =======     =======    =======

Net income (loss) per share:
  Basic                              $0.03      $0.15      $(1.34)     $0.64
  Diluted                            $0.03      $0.15      $(1.34)     $0.62

Shares used in per share calculations:
  Basic                             23,548     22,857      23,353     22,605
  Diluted                           23,868     23,843      23,353     23,415


(a) The Company uses a 52-53 week fiscal year ending on the Saturday closest to February 28, which for fiscal years 2007 and 2006 fell on March 3, 2007 and February 25, 2006, respectively. In this press release, the fiscal year end for both years is shown as February 28 for clarity of presentation. Fiscal 2007 consisted of 53 weeks and fiscal year 2006 consisted of 52 weeks. The fourth quarters of fiscal years 2007 and 2006 both consisted of 13 weeks.

(b) Operating income (loss) for the three months and year ended February 28, 2007 includes share-based compensation expense pursuant to FAS123R of $599 and $2,213, respectively. Such expense is included in the following captions of the Statement of Operations:

                                            Three Months
                                               Ended        Year Ended
                                           Feb. 28, 2007   Feb. 28, 2007
                                           -------------   -------------

      Statement of Operations Caption
      -------------------------------
      Cost of revenues                        $   2            $  114
      Research and development expense           99               265
      Selling expense                            72               263
      General and administrative                426             1,571
                                              -----            ------
                                              $ 599            $2,213
                                              =====            ======

                                    CAL AMP CORP.
                           BUSINESS SEGMENT INFORMATION
                (Unaudited, in thousands except per share amounts)


                                  Three Months Ended        Year Ended
                                      February 28           February 28
                                   ----------------     ------------------
                                    2007      2006       2007        2006
                                   ------    ------     ------      ------
Revenue
  Products Division               $55,420     $43,577  $213,204     $196,908
  Solutions Division                1,580       4,212     9,135       20,585
                                  -------     -------   -------      -------
    Total revenue                 $57,000     $47,789  $222,339     $217,493
                                  =======     =======   =======      =======

Gross profit
  Products Division               $10,823     $10,614  $ 45,537     $ 45,589
  Solutions Division                  938       1,555     3,864        7,157
                                  -------     -------   -------      -------
    Total gross profit            $11,761     $12,169  $ 49,401     $ 52,746
                                  =======     =======   =======      =======

Operating income (loss)
  Products Division               $ 2,464     $ 7,908  $  9,800     $ 31,361
  Solutions Division                 (544)     (1,161)  (32,928)      (3,190)
  Corporate expenses               (1,454)     (1,112)   (5,853)      (4,278)
                                  -------     -------   -------      -------
Total operating income (loss)     $   466(a)  $ 5,635  $(28,981)(a) $ 23,893
                                  =======     =======   =======      =======

 (a) Operating income (loss) for the three months and year ended February 28, 2007 includes share-based compensation expense pursuant to FAS123R of $599 and $2,213, respectively. Such expense is included in the operating income (loss) of the reporting segments as follows:

                                            Three Months
                                               Ended        Year Ended
                                           Feb. 28, 2007   Feb. 28, 2007
                                           -------------   -------------

      Reporting Segment
      -----------------
      Products Division                       $ 195            $  726
      Solutions Division                        109               405
      Corporate expenses                        295             1,082
                                              -----            ------
                                              $ 599            $2,213
                                              =====            ======

                                  CAL AMP CORP.
                            CONSOLIDATED BALANCE SHEETS
                            (Unaudited - In thousands)

                                                  February 28,   February 28,
                                                      2007           2006
                                                    --------       --------

                    Assets
Current assets:
  Cash and cash equivalents                         $ 37,537        $ 45,783
  Accounts receivable, net                            38,439          28,630
  Inventories                                         25,729          18,279
  Deferred income tax assets                           4,637           4,042
  Prepaid expenses and other current assets            7,182           2,502
                                                    --------        --------
     Total current assets                            113,524          99,236

Equipment and improvements, net                        6,308           5,438
Deferred income tax assets, less current portion         -             2,344
Goodwill                                              90,001          91,386
Other intangible assets, net                          18,643           5,304
Other assets                                           1,227             638
                                                    --------        --------
                                                    $229,703        $204,346
                                                    ========        ========
    Liabilities and Stockholders' Equity
Current liabilities:
  Current portion of long-term debt                 $  2,944        $  2,168
  Accounts payable                                    26,186          12,011
  Accrued payroll and employee benefits                3,478           3,608
  Other accrued liabilities                            4,094           2,763
  Deferred revenue                                     1,935           1,323
                                                    --------        --------
     Total current liabilities                        38,637          21,873
                                                    --------        --------
Long-term debt, less current portion                  31,314           5,511
                                                    --------        --------
Deferred income tax liabilities                        7,451             -
                                                    --------        --------
Other non-current liabilities                          1,050             853
                                                    --------        --------
Stockholders' equity:
  Common stock                                           236             232
  Additional paid-in capital                         139,175         135,022
  Common stock held in escrow                            -            (2,532)
  Retained earnings                                   13,000          44,188
  Accumulated other comprehensive loss                (1,160)           (801)
                                                    --------        --------
     Total stockholders' equity                      151,251         176,109
                                                    --------        --------
                                                    $229,703        $204,346
                                                    ========        ========

                                    CAL AMP CORP.
                            CONSOLIDATED CASH FLOW STATEMENTS
                                (Unaudited - In thousands)

                                                              Year Ended
                                                             February 28,
                                                          ------------------
                                                          2007         2006
                                                          ----         ----

Cash flows from operating activities:
    Net income (loss)                                  $(31,188)    $ 14,562
    Depreciation and amortization                         6,920        4,372
    Stock-based compensation expense                      2,213           -
    Write-off of in-process R&D                           6,850          310
    Impairment loss                                      29,848           -
    Stock option income tax benefits                         -         1,158
    Excess tax benefit from stock-based compensation       (496)          -
    Deferred tax assets, net                              1,485        6,236
    Changes in operating working capital                  1,006       (4,301)
    Other                                                    85           43
                                                       --------      -------
       Net cash provided by operating activities         16,723 (a)   22,380
                                                       --------      -------

Cash flows from investing activities:
    Capital expenditures                                 (2,828)      (2,296)
    Proceeds from sale of property and equipment             16          146
    Acquisition of Dataradio net of cash acquired       (48,053)          -
    Acquisition of TechnoCom product line                (2,486)          -
    Proceeds from Vytek escrow distribution                 480           -
    Acquisition of Skybility assets                          -        (4,897)
    Other                                                  (240)          -
                                                       --------      -------
       Net cash used in investing activities            (53,111)      (7,047)
                                                       --------      -------

Cash flows from financing activities:
    Proceeds from long-term debt                         38,000           -
    Debt repayments                                     (11,421)      (2,888)
    Proceeds from stock option exercises                  1,397        2,290
    Excess tax benefit from stock-based compensation        496           -
                                                       --------      -------
       Net cash provided (used) by financing activities  28,472         (598)
                                                       --------      -------
Effect of exchange rate changes on cash                    (330)         -
                                                       --------      -------

Net change in cash and cash equivalents                  (8,246)      14,735

Cash and cash equivalents at beginning of period         45,783       31,048
                                                       --------      -------
Cash and cash equivalents at end of period             $ 37,537     $ 45,783
                                                       ========      =======


(a)  Net cash provided by operating activities for the year ended
     February 28, 2007 is net of the payment of $5,355,000 of accrued incentives paid by Dataradio to its workforce shortly after the acquisition of CalAmp. These incentives were recorded as an expense in Dataradio's pre-acquisition income statement.

                                     CAL AMP CORP.
                           NON-GAAP EARNINGS RECONCILIATION
                (Unaudited, in thousands except per share amounts)


Non-GAAP Earnings Reconciliation
--------------------------------

"GAAP" refers to financial information presented in accordance with Generally Accepted Accounting Principles in the United States. This press release includes historical non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission. CalAmp believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

In this press release, CalAmp reported the non-GAAP financial measures of Adjusted Basis net income and diluted earnings per share. CalAmp uses these non-GAAP financial measures to enhance the investor's overall understanding of the financial performance and prospects for the future of CalAmp's core business activities. Specifically, CalAmp believes that a report of Adjusted Basis net income and diluted earnings per share provides consistency in its financial reporting and facilitates the comparison of results of core business operations between its current and past periods.

The reconciliation of GAAP basis net income (loss) to Adjusted Basis net income is as follows:



                                       Three Months
                                           Ended              Year Ended
                                        February 28,         February 28,
                                       -------------         -------------
                                        2007    2006         2007     2006
                                       -----   -----        -----    -----

GAAP basis net income (loss)          $  732   $3,465     $(31,188)   $14,562

Adjustments to reconcile to
 non-GAAP net income:

 Amortization of intangible assets,
   net of tax                            771      236        2,593      1,056

  Stock-based compensation expense,
   net of tax                            376        -        1,388         -

  In-process research and development,
   net of tax in fiscal 2006               -        (6)       6,850        185

  Impairment loss - goodwill               -         -       29,012         -

  Impairment loss - intangible
    assets, net of tax                     -         -          524         -
                                       ------    ------      ------    -------
                                      $ 1,879    $3,695     $ 9,179    $15,803
                                       ======     =====      ======    =======

Adjusted Basis net income             $  0.08    $ 0.15     $  0.39     $ 0.67

Weighted average common shares
  outstanding on diluted basis         23,868    23,843      23,742     23,415


Reconciling items that are not treated as tax deductible in computing the GAAP basis income tax provision (in-process research and development in fiscal 2007 and the goodwill impairment loss) are not tax effected in the non-GAAP Earnings Reconciliation. The remaining reconciling items are tax-effected using an adjusted year-to-date effective income tax rate that is computed by excluding from pretax income (loss) those reconciling items that are not treated as tax deductible in computing the GAAP basis income tax provision. The computation of the adjusted year-to-date effective income tax rate is as follows:

                                                              Year Ended
                                                              February 28,
                                                          ------------------
                                                          2007          2006
                                                          ----          ----
Pretax income (loss) as reported                       $(28,407)     $ 24,429
Add back nondeductible items:
 In process research and development in fiscal 2007       6,850            -
 Impairment loss - goodwill                              29,012            -
                                                        -------       -------
Pretax income before nondeductible items                  7,455        24,429
Income tax provision as reported                          2,781         9,867
                                                        -------       -------
Year-to-date effective income tax rate as adjusted        37.3%         40.4%
                                                        =======       =======




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